EXHIBIT 23.5

      We hereby consent to the summary of our May 2005 Business Enterprise Valuation of Pike Electric Corporation, formerly Pike Holdings, Inc., (the “Company”) as of January 31, 2005 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Stock Based Compensation” in the registration statement being filed by the Company with the Securities and Exchange Commission (File No. 333-124117).

APPRAISAL ECONOMICS INC.,

By: /s/ Joseph Kettell
Name: Joseph Kettell
Title: Managing Director

Date: July 20, 2005